Option and Joint Development Agreement
(Nickletown Project)

This Option and Joint Development Agreement (the “Agreement”) is made and entered into, effective as of August __, 2011 (the “Effective Date”), by and among EnerJex Resources, Inc., a Nevada corporation (“EnerJex” or the “Company”)” and MorMeg, LLC, a Kansas limited liability company (“MorMeg”, and together with the Company, the “Parties”), with reference to the following facts:

Recitals:

A.           MorMeg owns certain working interests in producing oil leases commonly identified as the “Nickletown Leasehold” (the “Project”), as further described in Exhibit A to that certain Joint Operating Agreement dated concurrently herewith by and among the Company and Haas Petroleum, LLC (“Haas”) (the “Joint Operating Agreement”).

B.           The Project consists of three components:  Nickletown East (“Phase I”), Nickletown West (“Phase II”), and Nickletown North (“Phase III”).

C.           The Parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which (i) the Company and MorMeg shall jointly own, finance, manage and develop the Project in order to produce oil on an economic basis, and (ii) MorMeg shall grant to the Company an option to acquire a 90% working interest in the Project on the terms specified herein.

Agreements:

Now, Therefore, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.          JOINT OPERATING AGREEMENT.  The Parties acknowledge and agree that this Agreement is contingent in all respects to Haas continuing to be the operator of record for the Project in accordance with the terms of the Joint Operating Agreement.  In the event that Haas shall be terminated without good cause under the Joint Operating Agreement, this Agreement (and any options remaining hereunder) shall terminate immediately upon the effective date of termination of the Joint Operating Agreement.  However, if Haas shall be terminated with good cause under the Joint Operating Agreement (with the parties acknowledging that good cause shall include the death or permanent disability of Mark Haas), then this Agreement shall remain in full force and effect in accordance with its terms.

2.          OPTION TO ACQUIRE 90% WORKING INTEREST IN ENTIRE PROJECT

2.1         Grant of Option.   MorMeg hereby grants to the Company three (3) separate options (each, an “Option”) to purchase a 90% working interest in each of Phase I, Phase II and Phase III of the Project (the working interest in Phase I, Phase II and Phase III shall each herein be referred to as the “Working Interest”), each such Option on the terms and subject to the conditions set forth in this Agreement.

2.2        Option Payment.  In consideration of MorMeg’s grant of the Options hereunder, the Company shall pay to MorMeg, immediately upon the execution of this Agreement, a nonrefundable option payment (the “Option Payment”) in the amount of fifty thousand dollars ($50,000).

3.          PHASE I OF PROJECT.

3.1         Exercise of Option.  The Company may exercise the Option to purchase the Working Interest in Phase I by delivering to MorMeg on or before 5:00 p.m. CST on the 90th day following the Effective Date (the “Phase I Expiration Date”), a written notice confirming the Company’s election to exercise the Option to purchase the Working Interest in Phase I.  If that exercise notice is timely delivered by the Company on or before the Phase I Expiration Date, then MorMeg thereupon shall be obligated to convey the Working Interest in Phase I to the Company, and the Company thereupon shall be obligated to purchase the Working Interest in Phase I.   If that exercise notice is not timely delivered by the Company on or before the Phase I Expiration Date, then as of 5:01 p.m., Central Time on the Phase I Expiration Date, the Option shall expire with respect to all three phases, and the Company shall forfeit all further right to the Working Interest and the Option Payment, which shall remain and be the sole and absolute property of MorMeg.

3.2         Purchase Price. The purchase price for the Working Interest in Phase I shall be the sum of (x) four hundred fifty thousand dollars ($450,000), plus (y) the Option Payment, plus (z) one hundred thousand (100,000) shares of the Company’s common stock (the “Shares” and, together with such $450,000 payment and the Option Payment, the “Phase I Purchase Consideration”).  If the Company timely exercises the Option pursuant to Section 3.1, above, then at Phase I Closing (as defined below), the Phase I Purchase Consideration shall be paid and issued as follows:

(a)          Issuance of Shares.  The Company shall deliver to its transfer agent irrevocable instructions to issue the Shares to MorMeg.  As a condition of the Company’s obligation to issue those Shares, MorMeg shall make, execute, and deliver such documents and instruments as the Company may reasonably require in order to memorialize the issuance of such Shares in compliance with applicable federal and state securities laws.

(b)          Additional Payment. The Company shall deliver to MorMeg the additional sum of four hundred fifty thousand dollars ($450,000) by wire transfer of immediately available funds in accordance with wiring instructions provided by MorMeg.

3.3         Phase I Closing.   The closing of the purchase and sale of the Working Interest in Phase I (the “Phase I Closing”) shall be held at the offices of the Company (or by delivery of closing documents and items by email, facsimile, or overnight courier, and delivery of closing funds by wire transfer) on the date which shall be ten (10) business days following delivery of the Company’s exercise notice in accordance with Section 2.3, above.  At Phase I Closing:

(a)          Company Deliveries.  The Company shall deliver:

(i)          A copy of its irrevocable instructions to its stock transfer agent in accordance with Section 3.2(a), above;

(ii)         The funds due under Section 3.2(b), above in immediately available funds by cashier’s check or wire transfer, at the option of MorMeg; and

(iii)        Such other documents and instruments as may be reasonably required by MorMeg to effectuate the Phase I Closing in accordance with this Agreement.

(b)          MorMeg Deliveries.  MorMeg shall deliver:

(i)          An Assignment of Oil and Gas lease for the Working Interest conveying title to the Working Interest in Phase I, free and clear of all liens and encumbrances as reasonably requested by Enerjex or otherwise agreed by the parties in a separate writing;

(ii)         Such documents and instruments as the Company may reasonably require in order to memorialize the issuance of such Shares in compliance with applicable federal and state securities laws;

(iii)        Such other documents and instruments as may be reasonably necessary to effectuate the Phase I Closing in accordance with this Agreement.

3.4         Phase I Ownership and Obligations of the Parties. Subject to the Company’s exercise of the Option to purchase the Working Interest in Phase I pursuant to the foregoing provisions of this Section 3:

(a)          EnerJex Capital Expenditures.  The Company shall spend at least Seven Million Five Hundred Thousand Dollars ($7,500,000) of “Capital Expenditures” (as such term is defined in Exhibit B attached hereto and incorporated herein by reference) associated with Phase 1 within four (4) years following the date of the Phase I Closing.  The Company and MorMeg agree in good faith to reduce this amount of Capital Expenditures if, in the mutual and reasonable opinion of the Company and MorMeg, the continuation of the development of Phase I in the manner set forth herein is not feasible from a commercial and economic standpoint, it being expressly agreed that such determination shall be made by taking into consideration only the profitability of the development of Phase I of the Project.

(i)          The Company shall be obligated to deliver to MorMeg a working interest (“Reversionary Interest”) (defined in Section 3.4(d), below) in Phase I in the event the Company fails to timely satisfy the Capital Expenditures requirement imposed by this Section 3.4(a).

(ii)         For the purposes of this Agreement, the term “Capital Expenditures” shall be defined as set forth in Exhibit B attached hereto and incorporated herein by reference.

(b)          Company’s Right of First Refusal.  The Company or its assignee(s) shall have a right of first refusal to purchase 90% of any working interest in any oil and gas lease or leases which are located adjacent to Phase I that MorMeg or any of its affiliates hereafter acquires (each working interest in which the Company will have a right of refusal to purchase 90% of, in each Phase, is herein referred to as a “ROFR Working Interest”) based on the same terms under which MorMeg or any of its affiliates acquired the ROFR Working Interest, subject to the terms and conditions set forth in this Section (the “Right of First Refusal”).

(i)           Notice of Right of First Refusal.  MorMeg shall (a) deliver to the Company a written notice (the “Notice”) for each ROFR Working Interest that MorMeg or any of its affiliates acquires within 30 days of completing such acquisition, stating: (i) the description of such ROFR Working Interest; and (ii) the bona fide cash price or other consideration for which MorMeg or any of its affiliates purchased the ROFR Working Interest (the “Acquisition Price”); and (b) offer the Company or its assignee(s) the right to purchase 90% of the ROFR Working Interest at the Acquisition Price.

(ii)          Exercise of Right of First Refusal.  At any time within ten (10) business days after receipt of the Notice, the Company may, by giving written notice to MorMeg (the “Exercise Notice”), elect to purchase 90%, but not less than 90%, of the ROFR Working Interest.

(iii)         Purchase Price.  The purchase price (“Purchase Price”) for the ROFR Working Interest purchased by the Company or its assignee(s) under this Section shall be equivalent to the Company’s 90% share of the aggregate Acquisition Price, including 90% of any legal fees incurred by MorMeg associated with such acquisition. The closing of the purchase of the ROFR Working Interest shall occur not later than thirty (30) days after the date of actual delivery of the Exercise Notice.  If the Acquisition Price includes consideration other than cash the cash equivalent value of the non-cash consideration shall be determined by MorMeg in good faith.  For the avoidance of doubt, the parties agree that the Purchase Price for any ROFR Working Interest paid by the Company may not exceed the purchase price paid by MorMeg or any of its affiliates to acquire such ROFR Working Interest.

(iv)        Purchase Price.  Payment of the Purchase Price shall be made in immediately available cash in any case in accordance with the Terms, within thirty (30) days after delivery of the Exercise Notice by the Company.

(v)         MorMeg’s Right to Transfer.  If all of the ROFR Working Interest proposed in a given Notice is not purchased by the Company and/or its assignee(s) as provided in this Section, then MorMeg may sell or otherwise transfer such ROFR Working Interest to another party at its discretion.

(vi)        Exception for Affiliate or Estate Planning Transfers.  Anything to the contrary contained in this Section notwithstanding, the transfer of a ROFR Working Interest to an affiliate of MorMeg, as well as any bona fide estate planning transfers of the ROFR Working Interest, shall be exempt from the provisions of this Section.  In such case, the transferee or other recipient shall receive and hold such ROFR Working Interest so transferred subject to the provisions of this Agreement, and there shall be no further transfer of such ROFR Working Interest except in accordance with the terms of this Agreement. For the avoidance of doubt, the ROFR Working Interest referenced in this Section 3.4(b)(vi) refers only to MorMeg’s or any of its affiliates’ share of such ROFR Working Interest.

(vii)       Termination of Right of First Refusal.  The Right of First Refusal shall terminate as to any specific ROFR Working Interest immediately if the Company has not provided Mormeg with the Exercise Notice within ten (10) business days after the Company’s receipt of the Notice.

(h)         Assignment of Right of First Refusal.  The Right of First Refusal shall not be assignable by the Company without the express written consent of MorMeg.

(c)          MorMeg Working Interest and Carried Interests.  MorMeg shall retain a 10% working interest in Phase I and the Company shall pay for MorMeg’s 10% share of Capital Expenditures associated with Phase I (“Phase I Carried Interest”).  The Company’s obligation to pay MorMeg’s share of Capital Expenditures shall terminate upon the earlier of (A) cumulative Capital Expenditures associated with Phase I total $7.5 million, or (B) the Parties mutually agree to cease development of Phase I.  MorMeg shall pay its pro rata share (10%) of Capital Expenditures associated with Phase I at the time which the Company pays a total of $7.5 million in Capital Expenditures.  MorMeg shall pay its pro rata share (10%) of lease operating expenses in Phase I.

(d)          MorMeg Reversionary Interest.  For the purposes of this provision, the Company shall have four (4) years from the Phase I Closing to spend $7.5 million of Capital Expenditures associated with Phase I in accordance with Exhibit A attached hereto (the “Phase I Reversionary Interest Term”).

(i)          MorMeg may earn a Reversionary Interest in Phase I at the end of the Phase I Reversionary Interest Term, if applicable.  The maximum amount (“Max Amount”) shall equal a 15% 8/8ths working interest.  The Max Amount shall be reduced by 0.2% 8/8ths for every $100,000 of Capital Expenditures (the “Phase I Reduction Amount”) the Company spends associated with Phase I during the Phase I Reversionary Interest Term.  The Reversionary Interest shall equal the Max Amount minus the Phase I Reduction Amount.  Per this equation, the Reversionary Interest shall equal 0.0% if the cumulative Capital Expenditures associated with Phase I is equal to or exceeds $7.5 million at the time of expiration of the Phase I Reversionary Interest Term.  No additional working interest will be assigned to MorMeg if the Reversionary Interest is equal to 0.0%.

(ii)         Solely for purposes of illustrating the foregoing by example, assume that $3 million of Capital Expenditures are incurred associated with Phase I during the Phase I Reversionary Interest Term.  At the expiration of the Phase I Reversionary Interest Term, the Reversionary Interest shall be calculated as follows: $3 million CAPEX/$100,000 = 30; 30 x 0.20% = 6.0% 8/8ths Phase I Reduction Amount.  The Reversionary Interest shall equal 9.0% in this example.  15.0% (Max Amount) minus 6.0% (Phase I Reduction Amount) = 9.0% Reversionary Interest assigned to MorMeg).

(e)          MorMeg After Payout ORRI Assignment.  The Parties agree that MorMeg shall be assigned a 5.0% (8/8ths) Overriding Royalty Interest (“ORRI”) in Phase I once the Company receives 100% return of (i) the amount of Phase I Capital Expenditures actually made by the Company, (ii) the $50,000 Option Payment, and (iii) the $450,000 cash payment pursuant to Section 3.2(b), above (“Phase I Payout”). Phase I Payout shall be defined as the point in time, following the expiration of the Phase I Reversionary Interest Term, that pre-tax cash flow net to the Company from Phase I totals the sum of the Capital Expenditures.  The Company shall calculate and make the required ORRI payment on a monthly basis commencing after expiration of the Phase I Reversionary Interest Term.

4.           PHASE II OF PROJECT

4.1         EnerJex Option to Purchase Phase II Leasehold.  The Company may exercise the Option to purchase the Working Interest in Phase II only if:

(a)          Phase I Option Exercised.  The Company shall have exercised the Option to purchase the Working Interest in Phase I pursuant to Section 3, above and shall have fully satisfied its obligations to purchase the Phase I Working Interest;

(b)          Phase I Capital Expenditures.  Either (i) the Company shall have satisfied the requirement for Capital Expenditures with respect to Phase I in accordance with Section 3.4(a), above, or (ii) the Company and MorMeg shall have agreed to cease further development of Phase I (the earlier to occur of (i) or (ii) shall represent the “Phase I Completion Date”); and

(c)          Exercise Notice. The Company delivers to MorMeg, within 30 days of the Phase I Completion Date, a written notice confirming its election to exercise the Option to purchase the Working Interest in Phase II.

(i)          Notwithstanding the foregoing, (A) the parties may mutually agree to extend the Option for the Working Interest in Phase II  at anytime; and (B) MorMeg shall agree to extend the term of the Option for the Working Interest in Phase II if, during the above-described 30-day period, the NYMEX 12-month strip prices for oil are less than $65 per barrel; provided, however, the extension period shall not exceed 180 days after the end of the above-described 30-day period.

4.2         Purchase Price.  The purchase price for the Working Interest in Phase II shall be One Hundred Thousand Dollars ($100,000) (“Phase II Purchase Consideration”).

4.3         Phase II Closing.   The closing of the purchase and sale of the Working Interest in Phase II (the “Phase II Closing”) shall be held at the offices of the Company (or by delivery of closing documents and items by email, facsimile, or overnight courier, and delivery of closing funds by wire transfer) on a mutually acceptable date within three (3) business days following delivery of the Company’s exercise notice in accordance with Section 4.1(c), above.    At the Phase II Closing:

(a)          Company Deliveries.  The Company shall deliver:

(i)          The purchase price due under Section 4.2, above; and

(ii)         Such other documents and instruments as may be reasonably necessary to effectuate the Phase II Closing in accordance with this Agreement.

(b)          MorMeg Deliveries.  MorMeg shall deliver:

(i)          An Assignment of Oil and Gas Lease for the Working Interest conveying title to the Working Interest in Phase II, free and clear of all liens and encumbrances as reasonably requested by Enerjex or otherwise agreed by the parties in a separate writing; and

(ii)         Such other documents and instruments as may be reasonably necessary to effectuate the Phase II Closing in accordance with this Agreement.

4.4         Phase II Ownership Obligations.   Subject to the Company’s exercise of its Option to purchase the Working Interest in Phase II:

(a)          EnerJex Capital Expenditures.  The Company shall spend at least Three Million Dollars ($3,000,000) of “Capital Expenditures” (as defined in Section 4.4(a)(ii), below) associated with Phase II within three (3) years following the exercise of the Option to purchase the Working Interest in Phase II, all in accordance with Exhibit A attached hereto.

(i)          MorMeg shall earn a Reversionary Interest (defined in Section 4.4(e), below) in Phase II in the event the Company fails to satisfy the Capital Expenditures requirement contained in this Section 4.4(a).

(ii)         For purposes of Section 4, the term “Capital Expenditures” shall mean and include (i) all Capital Expenditures (as defined in Section 3.4(a)(ii), above).

(b)          EnerJex Right of First Refusal on Lease Purchases.  MorMeg hereby grants to the Company a right of first refusal to purchase 90% of any working interest in any oil and gas lease(s) which are located adjacent to Phase II that MorMeg or any of its affiliates hereafter acquires, such right of first refusal to be exercised in accordance with the provisions of Section 3.4(b) hereof.

(c)          MorMeg Working Interest and Carried Interests.  MorMeg shall retain a 10% working interest Phase II and the Company shall carry MorMeg’s 10% working interest (“Phase II Carried Interest”) on all Capital Expenditures on Phase II.  The Phase II Carried Interest shall terminate at the earlier of (A) cumulative Capital Expenditures on Phase II total $3.0 million, or (B) the Parties mutually agree to cease development of Phase II.  MorMeg shall pay its pro rata share (10%) of Capital Expenditures upon termination of the Phase II Carried Interest.  MorMeg shall pay its pro rata share (10%) of lease operating expenses in Phase II.

(d)          MorMeg Reversionary Interest.  For the purposes of this provision, the Company shall have three (3) years from the execution date of its option to purchase the Phase II Working Interest to spend $3 million of Capital Expenditures associated with Phase II (the “Phase II Reversionary Interest Term”).

(i)          MorMeg shall earn a Reversionary Interest in Phase II at the end of the Phase II Reversionary Interest Term, if applicable.  The Max Amount shall equal a 15% 8/8ths working interest.  The Max Amount shall be reduced 0.5% 8/8ths for every $100,000 of Capital Expenditures (the “Phase II Reduction Amount”) the Company spends associated with Phase II during the Phase II Reversionary Interest Term.  The Reversionary Interest shall equal the Max Amount minus the Phase II Reduction Amount.  Per this equation, the Reversionary Interest shall equal 0.0% if the Company’s cumulative Capital Expenditures is equal to or exceeds $3 million at the time of expiration of the Phase II Reversionary Interest Term.  No additional working interest will be assigned to MorMeg if the Reversionary Interest is equal to 0.0%.

(ii)         Solely for purposes of illustrating the foregoing by example, assume that the Company invests $2 million of Capital Expenditures in the Project prior to the expiration of the Phase II Reversionary Interest Term.  At the expiration of the Phase II Reversionary Interest Term, the Reversionary Interest shall be calculated as follows: $2 million CAPEX/$100,000 = 20; 20 x 0.50% = 10.0% 8/8ths Phase II Reduction Amount.  The Reversionary Interest shall equal 5.0% in this example.  15.0% (Max Amount) minus 10.0% (Phase II Reduction Amount) = 5.0% Reversionary Interest assigned to MorMeg).

(e)          MorMeg After Payout ORRI Assignment.  The Parties agree that MorMeg shall be assigned a 5.0% (8/8ths) Overriding Royalty Interest in Phase II once the Company receives 100% return of (i) the amount of Phase II Capital Expenditures actually made by the company, and (ii) the Phase II Purchase Consideration (“Phase II Payout”).  Phase II Payout shall be defined as the point in time, following the expiration of the Phase II Reversionary Interest Term, that pre-tax cash flow net to the Company from Phase II totals the sum of (i) cumulative Capital Expenditures spent on Phase II, plus (ii) the Phase II Purchase Consideration.  The Company shall calculate the outstanding payout balance on a monthly basis upon expiration of the Phase II Reversionary Interest Term.

5.           PHASE III OF PROJECT

5.1         EnerJex Option to Purchase Phase III Leasehold.  The Company may exercise the Option to purchase the Working Interest in Phase III only if:

(a)          Phase I and II Options Exercised.  The Company shall have exercised the Options to purchase the Working Interest in Phase I and Phase II pursuant to Sections 3 and 4, above;

(b)          Phase II Capital Expenditures.  Either (i) the Company shall have satisfied the requirement for Capital Expenditures with respect to Phase II in accordance with Section 4.4(a), above, or (ii) the Company and MorMeg shall have agreed to cease further development of Phase II (the earlier to occur of (i) or (ii) shall represent the “Phase II Completion Date”) ; and

(c)          Exercise Notice. The Company delivers to MorMeg, within 30 days of the Phase II Completion Date, a written notice confirming its election to exercise the Option to purchase the Working Interest in Phase III.

(i)          Notwithstanding the foregoing, (A) the Parties may mutually agree to extend this option date at anytime; and (B) MorMeg shall agree to extend the term of the Option for the Working Interest in Phase III if, during the above-described 30-day period, the NYMEX 12-month strip prices for oil are less than $65 per barrel; provided, however, the extension period shall not exceed 180 days after the initial 30 day option period.

5.2         Purchase Price.  The purchase price for the Working Interest in Phase II shall be One Hundred Thousand Dollars ($100,000) (the “Phase III Purchase Consideration”).

5.3         Phase III Closing.   The closing of the purchase and sale of the Working Interest in Phase III (the “Phase III Closing”) shall be held at the offices of the Company (or by delivery of closing documents and items by email, facsimile, or overnight courier, and delivery of closing funds by wire transfer) on a mutually acceptable date within three (3) business days following delivery of the Company’s exercise notice in accordance with Section 4.1(c), above.  At the Phase III Closing:

(a)          Company Deliveries.  The Company shall deliver:

(i)          The purchase price due under Section 5.2, above; and

(ii)         Such other documents and instruments as may be reasonably necessary to effectuate the Phase III Closing in accordance with this Agreement.

(b)          MorMeg Deliveries.  MorMeg shall deliver:

(i)          An Assignment of Oil and Gas Lease for the Working Interest conveying title to the Working Interest in Phase III, free and clear of all liens and encumbrances as reasonably requested by Enerjex or otherwise agreed by the parties in a separate writing; and

(ii)         Such other documents and instruments as may be reasonably necessary to effectuate the Phase III Closing in accordance with this Agreement.

5.4         Ownership Obligations.  Subject to the Company’s exercise of its Option to purchase the Working Interest in Phase III:

(a)          EnerJex Capital Expenditures.  The Company shall spend at least Two Million Dollars ($2,000,000) of “Capital Expenditures” (as defined in Section 5.4(a)(ii), below) associated with Phase III within three (3) years following the exercise of the Option to purchase the Working Interest in Phase III, all in accordance with Exhibit A attached hereto.

(i)          MorMeg shall earn a Reversionary Interest (defined in Section 5.4(e), below) in Phase III in the event the Company fails to satisfy the Capital Expenditures requirement contained in this Section 5.4(a).

(ii)         For purposes of Section 5, the term “Capital Expenditures” shall mean and include all Capital Expenditures (as defined in Section 3.4(a)(ii), above).

(b)          EnerJex Right of First Refusal on Lease Purchases.  MorMeg hereby grants to the Company a right of first refusal to purchase 90% of any working interest in any oil and gas lease(s) which are located adjacent to Phase III that MorMeg or any of its affiliates hereafter acquires, such right of first refusal to be exercised in accordance with the provisions of Section 3.4(b) hereof.

(c)          MorMeg Working Interest and Carried Interests.  MorMeg shall retain a 10% working interest in Phase III and the Company shall carry MorMeg’s 10% working interest (“Phase II Carried Interest”) on all Capital Expenditures on Phase III.  The Phase III Carried Interest shall terminate at the earlier of (A) cumulative Capital Expenditures on Phase III totals $2.0 million, or (B) the Parties mutually agree to cease development of Phase III.  MorMeg shall pay its pro rata share (10%) of Capital Expenditures upon termination of the Phase III Carried Interest.  MorMeg shall pay its pro rata share (10%) of lease operating expenses in Phase III.

(d)          MorMeg Reversionary Interest.  For the purposes of this provision, the Company shall have three (3) years from the execution date of its option to purchase Phase III to spend $2 million of Capital Expenditures associated with Phase III (the “Phase III Reversionary Interest Term”).

(i)          MorMeg shall earn a Reversionary Interest in Phase III at the end of the Phase III Reversionary Interest Term, if applicable.  The Max Amount shall equal a 15% 8/8ths working interest.  The Max Amount shall be reduced 0.75% 8/8ths for every $100,000 of Capital Expenditures (the “Phase III Reduction Amount”) the Company spends associated with Phase III during the Phase III Reversionary Interest Term.  The Reversionary Interest shall equal the Max Amount minus the Phase III Reduction Amount.  Per this equation, the Reversionary Interest shall equal 0.0% if the Company’s cumulative Capital Expenditures is equal to or exceeds $2 million at the time of expiration of the Phase III Reversionary Interest Term.  No additional working interest will be assigned to MorMeg if the Reversionary Interest is equal to 0.0%.

(ii)         Solely for purposes of illustrating the foregoing by example, assume that the Company invests $1 million of Capital Expenditures in the Project prior to the expiration of the Phase III Reversionary Interest Term.  At the expiration of the Phase III Reversionary Interest Term, the Reversionary Interest shall be calculated as follows: $1 million CAPEX/$100,000 = 10; 10 x 0.75% = 7.5% 8/8ths Phase III Reduction Amount.  The Reversionary Interest shall equal 7.5% in this example.  15.0% (Max Amount) minus 7.5% (Phase III Reduction Amount) = 7.5% Reversionary Interest assigned to MorMeg).

(e)          MorMeg After Payout ORRI Assignment.  The Parties agree that MorMeg shall be assigned a 5.0% (8/8ths) Overriding Royalty Interest in Phase III once the Company receives a 100% return of (i) the amount of Phase III Capital Expenditures actually made by the Company, and (ii) the Phase III Purchase Consideration (“Phase III Payout”).  Phase III Payout shall be defined as the point in time, following the expiration of the Phase III Reversionary Interest Term, that pre-tax cash flow net to the Company from Phase III totals the sum of (i) cumulative Capital Expenditures spent on Phase III, plus (ii) the Phase III Purchase Consideration.  The Company shall calculate the outstanding payout balance on a monthly basis upon expiration of the Phase III Reversionary Interest Term.

6.           Mormeg’s Option to Re-Acquire Working Interests.

(a)          Grant of Option.  In the event of a “Termination Event” (as hereinafter defined), the Company hereby grants to MorMeg the option (the “Repurchase Option”) to purchase, in whole but not in part, any and all working interests acquired by the Company hereunder in each of Phase I, Phase II and Phase II of the Project (such working interests herein referred to as the “Repurchased Working Interest”).  “Termination Event” shall be deemed to occur in any of the following instances:  (i) the breach or default by the Company of any of its obligations under this Agreement or the Joint Operating Agreement, so long as MorMeg has notified the Company of any such breach and provided the company with a period of thirty (30) days to cure or remedy such breach; (ii) the termination without good cause of Haas as the operator under the Joint Operating Agreement; (iii) the failure by the Company to meet the specified Capital Expenditures for each phase (for the avoidance of doubt, the specified Capital Expenditures are $7.5 million for Phase I, $3 million for Phase II, and $2 million for Phase III), or (iv) if the Company elects or fails to exercise any or all of the options granted hereunder by MorMeg.

(b)          Exercise of Option.  MorMeg may exercise the Repurchase Option by delivering to the Company on or before 5:00 p.m. CST on the 90th day following the Termination Event (the “Repurchase Option Expiration Date”), a written notice confirming MorMeg’s election to exercise the Repurchase Option to purchase the Repurchased Working Interest.  If that exercise notice is timely delivered by MorMeg on or before the Repurchase Option Expiration Date, then the Company thereupon shall be obligated to convey the Repurchased Working Interest to MorMeg, and MorMeg thereupon shall be obligated to purchase the Repurchased Working Interest.   If that exercise notice is not timely delivered to the Company on or before the Repurchase Option Expiration Date, then as of 12:01 a.m., Central Time on the day immediately subsequent to the Repurchase Option Expiration Date, the Option shall expire and MorMeg shall forfeit all further right to the Repurchase Option, which shall remain and be the sole and absolute property of the Company.

(c)          Purchase Price.  The purchase price for the Repurchased Working Interest shall be the fair market value of the Repurchased Working Interest which shall be determined by a qualified appraiser agreed to by the Company and MorMeg.  In the event that the Company and MorMeg cannot agree on the appointment of a qualified appraiser, then each of them shall appoint a qualified appraiser who in turn shall appoint the qualified appraiser who shall make the determination of the fair market value of the Repurchased Working Interest in good faith consistent with arms-length transactions occurring in the industry at that time.  The purchase price for the Repurchased Working Interest shall be paid in cash at the time of closing.  At the closing, the Company shall deliver an Assignment of Oil and Gas Lease for the Repurchased Working Interest conveying title to the Repurchased Working Interest free and clear of all liens and encumbrances, together with such other documents and instruments as may be reasonably necessary or required by MorMeg to effectuate the closing of the acquisition of the Repurchased Working Interest by MorMeg hereunder.

7.           Investment Representations.  In consideration of the agreement of the Company to issue 100,000 Shares of its common stock as further described in Section 3.2(a), above, each entity comprising “MorMeg” hereunder (each, a “Purchaser”) represents and warrants to the Company that:

7.1        Authorization.  Such Purchaser has full limited liability company power and authority to enter into this Agreement and all limited liability company action on the part of such Purchaser, its officers, directors, managers or partners necessary for the purchase of the Shares has been taken, and this Agreement constitutes the legally binding and valid obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent that the indemnification provisions contained in the Rights Agreements may be limited by applicable federal or state securities laws.

7.2         Brokers and Finders. Such Purchaser has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

7.3         Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement such Purchaser hereby confirms, that the Shares to be received by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, such Purchaser further represents that it has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Shares.

7.4         Restricted Securities. Such Purchaser understands and acknowledges that the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act, and that the Company’s reliance upon such exemption is predicated, in part, upon such Purchaser’s representations set forth in this Agreement.

7.5         Limitations on Disposition.  In no event will such Purchaser dispose of any of its Units (other than pursuant to an effective registration statement under the Act or pursuant to Rule 144 promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act (“Rule 144”) or any similar or analogous rule), unless and until (i) such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company and the Company’s counsel to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken.

7.6         Investment Experience and Disclosure of Information. Such Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; and (ii) is able to bear the economic risk of its investment and to hold the Shares for an indefinite period of time.

7.7         Accredited Investor. Purchaser is an “accredited investor,” as such term is defined for purposes of Regulation D promulgated by the United States Securities and Exchange Commission.

8.           Confidential Information and Indemnification.

8.1         Third-Party Confidential Information.  Each of the Parties hereto acknowledges that neither of the Parties hereto desires to obtain improperly any proprietary or confidential information owned by any company or other person with whom either of them now has or heretofore has had a consulting engagement or employment relationship, and therefore agrees that (a) Neither party shall bring to the other or share with any employee or other representative of the other party any written, electronic, or other materials containing any confidential information belonging to any such current or former employer or other person, and (b) Neither party shall provide any such information in any other form to the other (or any representative of the other party) in violation of any agreements or any other obligations that either party may owe to any other persons.

8.2         Company Confidential Information.   Each of the Parties hereto (the “Releasing Party”)  covenants and agrees that except with the prior express written consent of the other party hereto (the “Disclosing Party”), the Releasing Party (a) shall keep secret and confidential, and shall hold in strictest confidence and trust, all confidential and proprietary information of the Disclosing Party disclosed to or otherwise acquired by the Releasing Party, and (b) shall not, either directly or indirectly, (i) disclose such confidential and proprietary information to any third party, or (ii) use (or permit any other person to use) any such confidential and proprietary information for any purpose other than evaluating whether to enter into a business relationship with the Disclosing Party. It is hereby acknowledged that the Company is publicly traded, and should this Agreement be executed by the Company and MorMeg, the Company is permitted to publicly disclose information related to the Agreement and the Project at its discretion.

9.           MISCELLANEOUS

9.1         Notices.  All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile, email, or other electronic means producing a tangible receipt evidencing a successful transmission , or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express), freight prepaid, addressed to the party for whom intended at the address, facsimile number, or email address set forth on the signature page of this Agreement, or such other address, facsimile number, or email address, notice of which has been delivered in a manner permitted by this Section 8.1.  For the avoidance of doubt, the Parties acknowledge that the Joint Operating Agreement specifically defines operational notice requirements for notices permitted or required to be delivered thereunder, and agree that all such notices permitted or required to be delivered under that Joint Operating Agreement shall be governed by the terms of that Joint Operating Agreement and not by this Section 8.1.

9.2         Further Assurances. Each party agrees, upon the request of the other party, to make, execute, and deliver such additional documents, and to take such additional actions, as may be reasonably necessary to effectuate the purposes of this Agreement.  Without limiting the generality of the foregoing, the Company agrees to deliver and make available to MorMeg all information, documents and materials requested by MorMeg which are reasonably necessary or appropriate to establish compliance with the Company’s payment obligations hereunder and to otherwise support the Company’s calculations required under this Agreement.

9.3         Severability.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity, or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement will remain in full force and effect.

9.4         Assignment.  Neither party may assign this Agreement or any rights hereunder, whether by operation of law or otherwise, without the prior written consent of the other party, except that the Company may assign this Agreement, with prior notice but without MorMeg’s written consent, to a party with whom the Company or EnerJex merges or consolidates or to whom the Company or EnerJex sells substantially all or substantially all of its assets relating to this Agreement, so long as such assignee agrees to be bound by all provisions of this Agreement applicable to the Company, and has the financial capacity to satisfy the Company’s obligations hereunder.  Any attempted or purported assignment or delegation by either Party in violation of this Section 5.4 will be null and void.

9.5         Force Majeure.  Any delay in or failure of performance by either Party under this Agreement (other than failure to pay amounts owed) will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such Party, including but not limited to fires, floods, epidemics, famines, earthquakes, hurricanes and other natural disasters or acts of God; regulation or acts of any civilian or military authority or act of any self-regulatory authority; wars, terrorism, riots, civil unrest, sabotage, or theft or other criminal acts of third Parties; failure of electronic or mechanical equipment; and fluctuations in or failures of electric power, heat, light, telecommunications and shortages of relied-upon services or supplies.

9.6         Waiver and Modifications.  All waivers must be in writing.  Any waiver of or failure to enforce a provision of this Agreement on one occasion will not be deemed a waiver of any other provision or such provision on any other occasion.

9.7         Attorneys’ Fees.  If any action is commenced to construe this Agreement or to enforce any of the rights and duties created herein, then the party prevailing in that action shall be entitled to recover its costs and reasonable attorneys’ fees in that action, as well as all costs and fees of enforcing any judgment entered therein.

9.8         Governing Law.  This Agreement shall be governed by and construed in accordance with applicable provisions of Kansas law (other than its conflict-of-law principles), and each party hereby consents to the jurisdiction of the courts of the State of Kansas for purposes of all actions commenced to construe or enforce this Agreement.

9.9         Arbitration.  Unless the relief sought requires the exercise of the equity powers of a court of competent jurisdiction, any dispute arising in connection with the interpretation or enforcement of the provisions of this Agreement, or the application or validity thereof, shall be submitted to arbitration by one (1) arbitrator with at least 10 years’ experience with oil and gas business transactions.  Such arbitration proceedings shall be held in Overland Park, Kansas, in accordance with the rules then obtaining of the American Arbitration Association.  This agreement to arbitrate shall be specifically enforceable.  Any award rendered in any such arbitration proceedings shall be final and binding on each of the Parties hereto, and judgment may be entered thereon in any court of competent jurisdiction.  The arbitrator shall have discretion to award the costs and fees of the arbitration in such manner as the arbitrator determines to be appropriate.

9.10       Complete Agreement; Amendments. This Agreement and the Joint Operating Agreement (a) contain the entire agreement and understanding between the Parties regarding the subject matter hereof, and supersedes and replace all prior and contemporaneous agreements and understandings, whether oral or written, concerning Operator’s engagement by the Company to provide the Services described herein, and (b) shall not be modified or amended, except by a written instrument executed after the Effective Date hereof by the party sought to be charged with such amendment or modification.

9.11       Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall be one and the same instrument, binding on each signatory.  A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or email shall be binding on the signatory to the same extent as a copy hereof containing the signatory’s original signature.

In Witness Whereof, the Parties hereto have executed this Agreement, effective as of the date set forth above.

“Company:”	“MorMeg:”

EnerJex Resources, Inc., a Nevada corporation	MorMeg, LLC, a Kansas limited liability company

By	By
Name & title:	Name & title:

Date	Date

Address and Facsimile No. for Notices:	Address and Facsimile No. for Notices:

EnerJex Resources, Inc.	MorMeg, LLC
c/o Black Sable Energy, LLC	Attn: Mark Haas, Managing Member
123 Evans Avenue	800 West 47th Street, Suite 716
San Antonio, Texas 78209	Kansas City, Missouri 64112

Facsimile No.: (210) ___________________	Facsimile No.: (816) 753-0140
Email: robert.watson@blacksableenergy.com	Email: mark@haaspetroleum.com

With Copies to:

Vincent Fontg & Hansen LLC
Attn: Ricardo E. Fontg, Esq.
330 West 47th Street, Suite 250
Kansas City, Missouri 64112

Facsimile No.: (816) 421-5480
Email: rfontg@vfhllc.com

EXHIBIT A
SCHEDULE OF COMMITMENTS TO MAKE CAPITAL EXPENDITURES

The Company agrees to spend a minimum of $1,000,000 in Capital Expenditures (whether under Section 3, 4 or 5 under this Agreement) during each twelve (12) month period following the Phase I Closing (the “Minimum Investment Requirement”) until either (i) the specified Capital Expenditures are met for each phase (for the avoidance of doubt, the specified Capital Expenditures are $7.5 million for Phase I, $3 million for Phase II, and $2 million for Phase III), or (ii) the Parties have mutually agreed to cease development of any and every phase in which the specified Capital Expenditures have not  been met.  If at any time the Company is not in compliance with the Minimum Investment Requirement, then in addition to any other rights or remedies afforded in the Agreement, the allotted time period to fulfill the specified Capital Expenditures for that particular phase will immediately cease and MorMeg will immediately be assigned the Reversionary Interest associated with that particular phase.

Notwithstanding the foregoing annual commitments by the Company, (A) the Parties may mutually agree to extend the timing for making the specified Capital Expenditures hereunder at anytime by mutual written agreement; and (B) MorMeg shall agree to extend the timing of making the specified Capital Expenditures hereunder if the NYMEX 12-month strip prices for oil are less than $65 per barrel; provided, however, the extension period shall not exceed one year in such event.

EXHIBIT B
DEFINITION OF CAPITAL EXPENDITURES

The term “Capital Expenditures” shall only include the following items:

1.	Drilling Operations

All costs associated with services and equipment required to drill new wellbores (either injector wellbores or producer wellbores).  Such costs shall include all drilling rig costs, fuel, cement services, bits, drilling mud, drill site preparation, rig mobilization, surface casing, well logs or other well evaluation services, surface damages paid to surface owners, and any other costs incurred as a direct result of drilling a well to completion depth and evaluating the well as a producer / injector.

2.	Completion Operations

All costs associated with services and equipment required to complete new wellbores as either an injector wellbore or a producer wellbore.  Such costs shall include completion rig costs, swabbing services, fuel, cement services, drill site location work, casing pipe, tubing pipe, pump rods, downhole pumps, pumpjacks, wellhead equipment, acidizing, artificial stimulation services, production testing, and any other costs incurred as a direct result of completing an injector wellbore or producing wellbore as an active well.

3.	Leasehold and Infrastructure Expenses

All costs associated with developing the leasehold with the goal of producing oil and/or gas.  Such costs shall include roustabout services, laying injection lines, laying production lines, the cost of line pipe and all associated connection equipment, road construction, fence maintenance, surface improvements, and any other costs incurred as a direct result of constructing infrastructure that will be used to produce oil and/or gas from the leased premises.

4.	Equipment, Tank Battery, Injection Facilities

All costs associated with the construction of surface facilities.  Such costs shall include tank battery construction, the cost of all surface equipment, gun barrels, oil storage tanks, water storage tanks, all line pipe and connection equipment required to “plumb” in the tank battery facilities, and all miscellaneous equipment and services associated with tank battery construction.  Such costs shall also include all costs incurred with the construction of water injection facilities, including water disposal wells, water supply wells, injection line pipe, water shed materials and construction, injection volume gauges, pressure gauges, and all miscellaneous equipment associated with injection facility construction.